Exhibit 10.18

Susquehanna Bank PA

26 N Cedar Street

Lititz, PA 17543

Tel 717.625.6217

Fax 717.625.1874

Ed. Balderston@susquehanna.net

To:	Executives Subject to Compensation Limitations under the American Recovery and Reinvestment Act of 2009
From:	Ed Balderston
Date:	November 30, 2009
Re:	Notice of Executive Compensation Limitations (this “Notice”)

Susquehanna Bancshares, Inc. (“Susquehanna”) sold $300,000,000 in preferred shares to the U.S. Department of the Treasury (“Treasury”) through the Capital Purchase Program under the Troubled Asset Relief Program (“TARP”) on December 12, 2008. As a condition of obtaining the investment from Treasury, Susquehanna and certain executives employed by Susquehanna and its affiliates are bound by restrictions on executive compensation. The restrictions adopted by Susquehanna and established Treasury are set forth in the Emergency Economic Stabilization Act of 2008, as amended under Section 7001 of American Recovery and Reinvestment Act of 2009 (“ARRA”) and an interim final rule published in the Federal Register by Treasury on June 15, 2009 (“Final Rule”). The Final Rule together with any additional regulations, guidance or requirements issued by Treasury under ARRA collectively shall be referred to as the “TARP Regulations.” The TARP Regulations apply during the period in which Susquehanna has any outstanding obligation relating to its receipt of financial assistance from Treasury under TARP (the “TARP Period”).

The executive compensation restrictions established under the TARP Regulations apply certain “covered employees” of Susquehanna based on their position and compensation level at Susquehanna. The groups of covered employees include the following groups:

•	Our senior executive officers (“SEOs”), which include our chief executive officer, chief financial officer and next three (3) most highly compensated executive officers.

•

A specified number of the next most highly compensated employees (“HCEs”) (other than our SEOs). The additional HCEs affected by the TARP Regulations vary based on the restrictions and include the next five (5), ten (10), or twenty (20) HCEs.

HCEs are determined based on annual compensation for the last completed fiscal year. Therefore, as time passes and your annual compensation changes, your status as an HCE may change from year to year and you may be subject to additional restrictions as noted below in the chart.

You are being provided with this Notice because we have determined that you are one of the covered employees subject to the restrictions established under the TARP Regulations. Below are the executive compensation restrictions for each group of covered employees at Susquehanna during the TARP Period.

Executive Compensation Restrictions	SEOs and HCEs Affected
Prohibition on paying or accruing any bonus, retention award, or incentive compensation. This prohibition does not apply to awards of long-term restricted stock (which included restricted stock units) which meet certain guidelines under the TARP Regulations.	Applies to the SEOs and the next ten (10) HCEs.

Prohibition on making any “golden parachute payment.” In general, “golden parachute payments” are payments of severance in the event of termination of employment.	Applies to the SEOs and the next five (5) HCEs.

Require the “clawback” of any bonus, retention award, or incentive compensation if payment is based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria.	Applies to the SEOs and the next twenty (20) HCEs.

Prohibition on tax gross-up payments.	Applies to the SEOs and the next twenty (20) HCEs.

These executive compensation restrictions are based on the TARP Regulations in effect as of today. These restrictions may change if Treasury issues additional rules, regulations, guidance or requirements applicable TARP recipients. To the extent the restrictions do change we will notify you of the applicable changes. Please also note that Susquehanna is in the process of adopting certain policies to comply with the TARP Regulations which may apply in addition to the restrictions described above. Once these policies are finalized we will notify you.

If you have any questions regarding this Notice or the TARP Regulations, please contact Ed Balderston, at (717) 625-6217 or ed.balderston@susquehanna.net.